Exhibit 10.12.2
FIRST AMENDMENT TO LEASE

(Crossroads Systems – Stonelake 6)

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is dated effective and for identification purposes as of December 15, 2009, and is made by and between PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation (“Landlord”), and CROSSROADS SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated on or about October 31, 2005 (“Lease”), pertaining to the premises currently comprised of a total of approximately 37,800 rentable square feet of space, commonly referred to as Suite 100 (“Premises”), of the building located at 11000 North Mopac Expressway, Austin, Texas 78749 (“Building”); and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to adjust and extend the Term of the Lease and provide for certain other matters as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1.           Definitions.  The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.

2.           Extension.  The parties hereby acknowledge and agree that the Term of the Lease expires on August 31, 2011.  However, Landlord and Tenant desire to adjust and extend the Term on the terms and conditions set forth herein.  Accordingly, subject to the terms and conditions set forth in this Amendment, the Term is hereby adjusted and extended for an additional period of sixty (60) months (“Extension Term”), commencing on March 1, 2010 and expiring on February 28, 2015. Tenant hereby accepts the Premises in its present “as-is” condition during the Extension Term.

3.           Base Rent.  During the Extension Term, Tenant shall pay to Landlord Base Rent in full and without offset or demand, provided that such Base Rent shall be payable monthly as follows:

Dates	Rate/RSF/mo.	Monthly Payment

03/01/10 – 05/31/10	$0.75	$0.00	*
06/01/10 – 05/31/11	$0.75	$28,350.00
06/01/11 – 05/31/12	$0.775	$29,295.00
06/01/12 – 05/31/13	$0.80	$30,240.00
06/01/13 – 05/31/14	$0.825	$31,185.00
06/01/14 – 02/28/15	$0.85	$32,130.00

Except as otherwise set forth herein, Base Rent shall be payable pursuant to Article 2 of the Lease.  During the Extension Term, Tenant shall continue to pay any and all Additional Rent (as defined in Section 2.3 of the Lease), including, without limitation, Tenant's Proportionate Share (as defined in the Basic Lease Terms of the Lease) of Operating Expenses (as defined in Section 2.3 of the Lease) and Taxes (as defined in Section 3.1 of the Lease), and other amounts due and payable under the Lease.

* Such abatement shall apply solely to payment of the monthly installments of Base Rent and shall not be applicable to any other charges, expenses or costs payable by Tenant under the Lease or this Amendment, including, without limitation, Tenant’s obligation to pay its utilities or Additional Rent.  Landlord and Tenant agree that the abatement of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant's faithful and continued performance of the terms, conditions and covenants of this Amendment and the Lease and the payment of all monies due Landlord hereunder.  In the event that Tenant’s right to possess the Premises is terminated due to a default under the terms and conditions of the Lease or this Amendment beyond any applicable notice and cure period, the unamortized portion of all conditionally abated rental shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).

4.           HVAC.  Tenant may replace any existing HVAC unit or install an additional HVAC unit in the Premises pursuant to Article 6 of the Lease at Tenant’s sole cost and expense (“HVAC Improvements”).   The exact specifications of the HVAC Improvements are subject to the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed.  Landlord shall reimburse to Tenant the lesser of (i) Twelve Thousand and No/100ths Dollars ($12,000.00) or (ii) the actual cost of the HVAC Improvements (“HVAC Allowance”).  To qualify for reimbursement, such HVAC Improvements must be constructed and a written request for reimbursement must be delivered to Landlord no later than August 31, 2011.  Tenant must coordinate all HVAC Improvements with Landlord and Landlord’s roofing contractor, and ensure that the roof warranty is not impaired or voided in any manner whatsoever.  Landlord shall reimburse to Tenant the HVAC Allowance (or applicable portion thereof) within thirty (30) days following Landlord's receipt of a written request therefor, which request shall include applicable lien waivers, fully paid invoices, “as built” drawings (to the extent applicable) and any and all other documentation as Landlord may reasonably require.

5.           Extension Option.  The Extension Option set forth in Section 5 of the Rider to Lease shall continue to be effective through the remainder of the Term, as hereby extended.

6.           Expansion Option.  The Expansion Option set forth in Section 4 of the Rider to Lease shall continue to be effective through the remainder of the Term, as hereby extended.

7.           Waiver of Termination Option.  Tenant expressly waives the Termination Option set forth in Section 3 of the Rider to Lease.

8.           Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate brokers or leasing agents, except Live Oak – Gottesman and Aquila Commercial (“Brokers”), in the negotiation of this Amendment, and that no commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable.  Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all attorneys' fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than Brokers) and arising out of or in connection with the negotiation and execution of this Amendment.

9.           Hazardous Materials Disclosure.  Simultaneously with Tenant’s execution of this Amendment, Tenant shall complete, execute and deliver to Landlord the Hazardous Materials Disclosure Certificate in the form attached hereto as Exhibit A.

10.         Insurance.  The limit of the umbrella portion of Tenant’s commercial general liability policy as set forth in Article 9 of the Lease is hereby increased to $5,000,000.

11.         Securitization.  The parties acknowledge that the letter of credit currently held by Landlord required under Section 2 of the Rider to Lease is currently in full force and shall remain in full force and effect until August 2011 when it is scheduled to be reduced to $0.00.

12.         Energy and Environmental Initiatives.  So long as Tenant does not incur any costs (other than as may be allowed as an Operating Expense under Section 2.3.1 of the Lease) or any interruption of business operations, Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council.

13.         Miscellaneous.  With the exception of those matters set forth in this Amendment, Tenant's leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease.  In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern.  Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed.  The parties acknowledge that the Lease is a valid and enforceable agreement and that Tenant holds no claims against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

IN WITNESS WHEREOF, the foregoing First Amendment to Lease is dated effective as of the date and year first written above.

LANDLORD:
PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, for its Principal U.S. Property Separate Account, formerly known as Principal Life Insurance Company, an Iowa corporation, for its Real Estate Separate Account
By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	_/s/ Joe Wanninger	Date:	1/26/2010
Name:	Joe Wanninger
Title:	Investment Director
Asset Management

By:	/s/ Brian K. Sandfort	Date:	1/26/2010
Name:	Brian K Sandfort
Title:	Managing Director
Asset Management

TENANT:
CROSSROADS SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Rob Sims	Date:	1/6/10
Name:	Rob Sims
Title:	President and CEO